Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Aspider Holding B.V.	Netherlands
Aspider International Inc.	Massachusetts
Aspider M2M Ltd.	Malta
Aspider Solutions Global Holdings Ltd.	Malta
Aspider Solutions International Holdings Ltd.	Malta
Aspider Solutions Ireland Ltd.	Ireland
Aspider Solutions Malta Ltd.	Malta
Aspider Solutions Nederland B.V.	Netherlands
BMP Simon Holdings, LLC	Delaware
Business Mobility Partners, Inc.	Delaware
Indico Individual and Organizational Development S.R.L	Dominican Republic
Integron B.V.	Netherlands
Integron LLC	Delaware
King LLC Merger Sub, LLC	Delaware
KORE TM Data Processamento De Dados LTDA	Brazil
KORE Wireless Canada Inc.	Canada
KORE Wireless GmbH	Switzerland
KORE Wireless Group Inc.	Delaware
KORE Wireless Inc.	Delaware
KORE Wireless Mexico S. de R.L. de C.V.	Mexico
KORE Wireless Nederland B.V.	Netherlands
KORE Wireless Pty Ltd.	Australia
KORE Wireless Singapore Pte. Ltd.	Singapore
KORE Wireless UK PLC	United Kingdom
Maple Intermediate Holdings Inc.	Delaware
Maple Senior Intermediate Holdings Inc.	Delaware
Nest Generation Innovations BVBA	Belgium
Next Generation Innovations Ltd.	New Zealand
NGA Holding B.V.	Netherlands
Position Logic, LLC	Florida
Raco Holdings, LLC	Delaware
Raco Wireless LLC	Ohio
Simon IoT LLC	New York
Wyless Connect, LLC	Massachusetts
Wyless, Inc.	Delaware